Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2021 RESULTS

MOUNT AIRY, N.C., January 21, 2021 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended January 2, 2021.

First Quarter 2021 Results

Insteel’s first quarter results benefitted from robust demand as construction activity remained strong across its markets. Net earnings increased to $8.1 million, or $0.42 per share, from $0.6 million, or $0.03 per share, in the same period a year ago.

Net sales increased 22.6% to $119.6 million from $97.6 million in the prior year quarter driven primarily by a 21.6% increase in shipments in addition to a 1.0% increase in average selling prices. On a sequential basis, shipments decreased 15.2% from the fourth quarter of fiscal 2020 reflecting the usual seasonal slowdown while average selling prices increased 2.0%.

Gross margin widened 1,020 basis points to 16.6% from 6.4% in the prior year quarter primarily due to a combination of wider spreads between selling prices and raw material costs and higher shipment volume. Net earnings for the quarter included $0.7 million of restructuring charges related to the Company’s March 2020 acquisition of substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”), which decreased earnings per share by $0.03.

Operating activities provided $14.0 million of cash during quarter compared to $29.6 million in the prior year quarter. The decrease was primarily due to an increase in net working capital which used $0.5 million in the first quarter of 2021 compared to generating $24.6 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures increased to $2.9 million from $0.6 million in the prior year quarter and are expected to total up to $20.0 million in 2021, which include expenditures to upgrade and deploy the STM assets, support the growth of our engineered structural mesh business, invest in our information systems, and fund recurring maintenance requirements.

On December 18, 2020, Insteel paid a special cash dividend totaling $29.0 million, or $1.50 per share, in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter debt-free with $50.2 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Outlook

“We are encouraged by the resilience of our markets during the first quarter which is seasonally the weakest period of the year,” commented H.O. Woltz III, Insteel’s President and CEO. “Momentum has remained strong through the first weeks of our second quarter driven by solid demand from customers and substantial price increase initiatives which are required to recover rapidly rising raw material costs.”

Woltz continued, “We are pleased to report that on January 8, 2021 the International Trade Commission ruled in our favor with respect to PC Strand trade cases pending against eight countries resulting in the implementation of duties on their exports to U.S. markets ranging from 24% to 194% of value. We are pleased with this outcome and expect the duties to level the playing field with eight countries that had ignored U.S. trade law in recent years to the detriment of the domestic industry and its employees. Final determinations against seven additional countries are expected during our third fiscal quarter. Separately, we expect final determinations in our standard welded wire reinforcing trade cases against Mexico before the end of the current quarter.”

“While our full year outlook for 2021 is cautiously optimistic, it remains subject to uncertainties surrounding COVID-19 effects on the economy and related uncertainties with respect to funding availability for non-residential construction projects. We are hopeful that the new Administration and Congress are successful in negotiating an infrastructure initiative that would shore up confidence in these markets and address critical infrastructure deficiencies.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 3, 2020.

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All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 3, 2020 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	January 2,	December 28,
	2021	2019

Net sales	$119,605	$97,569
Cost of sales	99,754	91,332
Gross profit	19,851	6,237
Selling, general and administrative expense	8,553	5,744
Restructuring charges, net	657	-
Other expense (income), net	13	(25)
Interest expense	25	26
Interest income	(5)	(226)
Earnings before income taxes	10,608	718
Income taxes	2,465	163
Net earnings	$8,143	$555

Net earnings per share:
Basic	$0.42	$0.03
Diluted	0.42	0.03

Weighted average shares outstanding:
Basic	19,309	19,261
Diluted	19,434	19,370

Cash dividends declared per share	$1.53	$0.03

See accompanying notes to consolidated financial statements.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	January 2,	December 28,	October 3,
	2021	2019	2020
Assets
Current assets:
Cash and cash equivalents	$50,182	$67,114	$68,688
Accounts receivable, net	49,224	35,405	53,817
Inventories	64,276	65,252	68,963
Other current assets	5,201	6,470	5,570
Total current assets	168,883	174,241	197,038
Property, plant and equipment, net	101,351	102,665	101,392
Intangibles, net	8,331	8,337	8,567
Goodwill	9,745	8,293	9,745
Other assets	21,641	12,915	21,160
Total assets	$309,951	$306,451	$337,902

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$31,761	$31,919	$38,961
Accrued expenses	15,012	8,363	14,717
Total current liabilities	46,773	40,282	53,678
Long-term debt	-	-	-
Other liabilities	19,444	19,989	19,421
Commitments and contingencies
Shareholders' equity:
Common stock	19,314	19,261	19,304
Additional paid-in capital	76,716	74,818	76,387
Retained earnings	149,660	154,349	171,068
Accumulated other comprehensive loss	(1,956)	(2,248)	(1,956)
Total shareholders' equity	243,734	246,180	264,803
Total liabilities and shareholders' equity	$309,951	$306,451	$337,902

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 2,	December 28,
	2021	2019
Cash Flows From Operating Activities:
Net earnings	$8,143	$555
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,610	3,478
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	224	186
Deferred income taxes	(64)	186
Loss on sale and disposition of property, plant and equipment	32	-
Increase in cash surrender value of life insurance policies over premiums paid	(364)	(339)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	4,593	8,777
Inventories	4,687	5,599
Accounts payable and accrued expenses	(9,753)	10,225
Other changes	2,826	892
Total adjustments	5,807	29,020
Net cash provided by operating activities	13,950	29,575

Cash Flows From Investing Activities:
Capital expenditures	(2,860)	(600)
Increase in cash surrender value of life insurance policies	(197)	(42)
Proceeds from sale of assets held for sale	19	-
Proceeds from surrender of life insurance policies	18	-
Net cash used for investing activities	(3,020)	(642)

Cash Flows From Financing Activities:
Cash dividends paid	(29,551)	-
Proceeds from long-term debt	45	67
Principal payments on long-term debt	(45)	(67)
Payment of employee tax withholdings related to net share transactions	(13)	-
Cash received from exercise of stock options	128	-
Net cash used for financing activities	(29,436)	-

Net increase (decrease) in cash and cash equivalents	(18,506)	28,933
Cash and cash equivalents at beginning of period	68,688	38,181
Cash and cash equivalents at end of period	$50,182	$67,114

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$95	$14
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	500	310
Restricted stock units and stock options surrendered for withholding taxes payable	13	-
Declaration of cash dividends to be paid	-	578

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